EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in the Registration Statement of Tofutti Brands Inc. on Form S-8 (No. 333-198197) of our report dated March 31, 2017, on our audits of the financial statements as of December 31, 2016 and January 2, 2016 and for each of the fiscal years then ended, which report was included in the Annual Report on Form 10-K, to be filed on March 31, 2017.

/s/ EisnerAmper LLP
Iselin, New Jersey
March 31, 2017